EXHIBIT 10.34

Notice of Restricted Stock Unit Grant

Participant:        [Participant Name]
Corporation:        CoreLogic, Inc.

Notice:	You have been granted the following Restricted Stock Units in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto (this “Agreement”).

Type of Award:	Restricted Stock Units

Plan:	CoreLogic, Inc. 2018 Performance Incentive Plan
Grant:            Date of Grant: [Grant Date]
Number of Shares Underlying Bonus Restricted Stock Units: [Number of Shares                 Granted]

Period of Restriction:
Subject to the terms of the Plan and this Agreement, the Period of Restriction applicable to the Restricted Stock Units shall commence on the Date of Grant and shall lapse on the date listed in the “Lapse Date” column below as to that portion of Shares underlying the Restricted Stock Units set forth below opposite each such date.

Lapse Date	Portion of Shares as to Which Period of Restriction Lapses
Date of Grant + 1 year	1/3
Date of Grant + 2 years	1/3
Date of Grant + 3 years	1/3

For purposes of this Agreement, “Period of Restriction” means the period during which the Restricted Stock Units are subject to a substantial risk of forfeiture for reasons other than prohibited Detrimental Activities. The date on which the Period of Restriction lapses pursuant to this paragraph is referred to herein as the “Lapse Date.”

The vesting schedule set forth above requires the Participant’s continued employment or service through each applicable Lapse Date as a condition to the lapsing of the Period of Restriction on such Lapse Date. Except as provided in Section 4 or Section 5 of this Agreement, employment or service for only a portion of the Period of Restriction prior to the Lapse Date, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

Rejection:
If you wish to accept this Restricted Stock Unit Award, please access Fidelity NetBenefits® at www.netbenefits.com and follow the steps outlined under the "Accept Grant" link at any time within forty-five (45) days after the Date of Grant. If you do not accept your grant via Fidelity NetBenefits® within forty-five (45) days after the Date of Grant, you will have rejected this Restricted Stock Unit Award.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant attached hereto (the “Grant Notice”), is made between CoreLogic, Inc. (the “Corporation”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement. Participant acknowledges that acceptance of this Agreement is voluntary and is not a condition of Participant’s employment or continued employment. The Restricted Stock Unit Award is a discretionary award and not compensation for services rendered. The purpose of the award of the Restricted Stock Units provided under this Agreement is to align Participant’s interests with those of the Corporation and to secure Participant’s agreement to keep them so aligned for a reasonable period of time.
1.Definitions.
Certain capitalized terms are defined in the Grant Notice, herein or in the attached Appendix A. Capitalized terms used but not defined in the Grant Notice, herein or in the attached Appendix A shall have the meaning assigned to such terms in the Plan.
2.Grant of the Restricted Stock Units.
Subject to the provisions of this Agreement and the provisions of the Plan, the Corporation hereby grants to the Participant, pursuant to the Plan, a right to receive the number of shares of Common Stock (“Shares”) set forth in the Grant Notice (the “Restricted Stock Units”).
3.Dividend Equivalents.
Each Restricted Stock Unit shall accrue Dividend Equivalents (as defined below) with respect to dividends that would otherwise be paid on the Share underlying such Restricted Stock Unit during the period from the Grant Date to the date such Share is delivered in accordance with Section 6. As of any date in this period that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant with an additional number of Restricted Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Restricted Stock Units subject to the award as of the related dividend payment record date (including any Dividend Equivalents previously credited hereunder), divided by (iii) the fair market value (as determined in accordance with the terms of the Plan) of a share of Common Stock on the date of payment of such dividend. Any Restricted Stock Units credited pursuant to the foregoing provisions of this Section 3 shall be subject to the same Period of Restriction, payment, delivery and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate. Any such crediting of Dividend Equivalents shall be conclusively determined by the Administrator. No crediting of Restricted Stock Units shall be made pursuant to this Section 3 with respect to any Restricted Stock Units which, as of such record date, have either been delivered or terminated pursuant to the Plan or this Agreement. For purposes of this Agreement, “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to the Restricted Stock Units but that have not been issued or delivered.
4.Period of Restriction; Termination.
The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice. Subject to the terms of the Plan, the remaining provisions of this Section 4 and Section 5(b), all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of the Participant’s Termination (as defined in Appendix A attached hereto) shall be immediately forfeited. Notwithstanding the foregoing to the contrary:
(a)In the event of the Participant’s death or Disability (as defined in Appendix A attached hereto) prior to his or her Termination, the Period of Restriction as to all remaining unpaid Restricted Stock Units shall lapse in its entirety.

(b)In the event of the Participant’s Termination due to his or her Normal Retirement (as defined below), the Period of Restriction as to all remaining unpaid Restricted Stock Units shall lapse in its entirety, provided that the Participant shall have signed a separation agreement in the form established by the Corporation within 21 days (or such longer period of time required by applicable law) following his or her Termination and such separation agreement is not subsequently revoked.

(c)In the event of the Participant’s involuntary Termination by the Corporation or an Affiliate (as defined in Appendix A attached hereto) without Cause (as defined in Appendix A attached hereto), the Period of Restriction as to all remaining unpaid Bonus Restricted Stock Units shall lapse in its entirety; provided that the Participant shall have signed a separation agreement in the form established by the Corporation within 21 days (or such longer period of time required by applicable law) following his or her Termination and such separation agreement is not subsequently revoked.
For purposes of this Agreement, “Normal Retirement” means Termination of the Participant, other than for Cause, after the Participant has reached 62 years of age.

5.Change in Control.

(a)    In the event of a corporate transaction described in Section 7.2 of the Plan (which generally includes transactions that the Corporation does not survive or does not survive as a public company in respect of its Common Stock), the provisions of Section 7.2 of the Plan shall apply to the remaining unpaid Restricted Stock Units; provided, however, that the payment date of the Restricted Stock Units that are to be paid pursuant to the award shall in all cases be determined pursuant to Section 6.
(b)    In the event the Participant is Terminated by the Corporation or an Affiliate (including any successor to such entity) without Cause upon or at any time during the twelve-month period following a Change in Control (as defined in Appendix A attached hereto), the Period of Restriction as to all remaining unpaid Restricted Stock Units shall lapse in its entirety, provided that the Participant shall have signed a separation agreement in the form established by the Corporation within 21 days (or such longer period of time required by applicable law) following his or her Termination and such separation agreement is not subsequently revoked.
6.Delivery of Shares.

The Shares underlying the Restricted Stock Units for which the Period of Restriction has lapsed according to the vesting schedule set forth in the Grant Notice, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, shall be delivered by the Corporation to the Participant as soon as reasonably practicable, but in no event later than 74 days following the applicable Lapse Date set forth in the Grant Notice. The Shares underlying the Restricted Stock Units for which the Period of Restriction has lapsed pursuant to Section 4 or Section 5(b) of this Agreement, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, shall be delivered by the Corporation to the Participant as soon as reasonably practicable, but in no event later than 74 days, following the first to occur of (i) the date of the Participant’s death or Disability, or (ii) the first anniversary of the Participant’s “separation from service” (as such term is used for purposes of Section 409A of the Code), whether such separation from service results from the Participant’s Normal Retirement, Termination by the Corporation or an Affiliate without Cause or otherwise. The Shares underlying the Restricted Stock Units for which the Period of Restriction has lapsed pursuant to Section 7.2 of the Plan, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, shall be delivered by the Corporation to the Participant as soon as reasonably practicable, but in no event later than 74 days following the applicable Lapse Date set forth in the Grant Notice; provided, however, that (i) if the Participant dies or incurs a Disability prior to any such Lapse Date, the related payment shall be made to the Participant as soon as reasonably practicable, but in no event later than 74 days, following the date of the Participant’s death or Disability, or (ii) if the Participant’s separation from service occurs prior to such Lapse Date, the related payment shall be made on the first anniversary of the Participant’s separation from service. Notwithstanding the foregoing provisions of this Section 6, the Administrator may provide for payment of any Shares underlying the Restricted Stock Units for which the Period of Restriction has lapsed in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Corporation. The Participant shall have no rights to receive delivery of any Shares with respect to Restricted Stock Units that have been forfeited or cancelled, or for which Shares have previously been delivered. No fractional Shares shall be delivered, and the Shares otherwise deliverable in any payment pursuant to this Section 6 shall be rounded down to the nearest whole number of Shares.
7.No Ownership Rights Prior to Issuance of Shares.

Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Stock Units, nor have any rights to dividends (other than rights to Dividend Equivalents pursuant to Section 3) or other rights as a shareholder with respect to any such Shares, until and after such Shares have been actually issued to the Participant and transferred on the books and records of the Corporation or its agent in accordance with the terms of the Plan and this Agreement.
8.Detrimental Activity.

(a)    Notwithstanding any other provisions of this Agreement to the contrary, if at any time prior to the delivery of Shares with respect to the Restricted Stock Units, the Participant engages in Detrimental Activity (as defined below), such Restricted Stock Units shall be cancelled and rescinded without any payment or consideration therefor. The determination of whether the Participant has engaged in Detrimental Activity shall be made by the Administrator in its good faith discretion, and lapse of the Period of Restriction and delivery of Shares with respect to the Restricted Stock Units shall be suspended pending resolution to the Administrator’s satisfaction of any investigation of the matter.

(b)    For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during the Participant’s employment with the Corporation and/or its Subsidiaries, Affiliates and predecessors in interest relating to the business affairs of the Corporation or any such Subsidiaries, Affiliates or predecessors in interest, in breach of the Participant’s express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Corporation or any of its Subsidiaries or Affiliates to breach any of the terms of his or her employment with Corporation, its Subsidiaries or its Affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Corporation or any of its Subsidiaries or Affiliates, or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Corporation or any of its Subsidiaries or Affiliates; (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation or any of its Subsidiaries or Affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Corporation or any of its Subsidiaries or Affiliates, an unauthorized disclosure of any trade secret or confidential information of the Corporation or any of its Subsidiaries or Affiliates, or inducing any customer to breach a contract with the Corporation or any of its Subsidiaries or Affiliates, or (vi) threatening to engage in, engaging in, or accepting a position with duties that involve engaging in Unfair Competition; in each case as determined by the Administrator in its good faith discretion.
(c)    As a condition of receiving the Restricted Stock Unit Award applicable to this Agreement, Participant agrees not to engage in Unfair Competition. Participant engages in “Unfair Competition” if during the one (1) year period following Termination, Participant does any of the following on behalf of (or for the benefit of) a Competitor without the advance written approval of the Corporation: (i) directly or indirectly provides services to a Competitor that are the same as or similar in a material way to the services Participant provided to the Corporation in the two year period preceding Termination (the “Look Back Period”), supervises or manages such services, or participates in other activities on behalf of a Competitor that create a significant risk of unauthorized use or disclosure of the Corporation’s trade secret, confidential or proprietary information; (ii) participates in the solicitation or servicing of any customer that Participant had material interaction with, supervised interaction with, or was provided confidential information about in the Look Back Period; (iii) knowingly causes or attempt to cause a customer, vendor, supplier, or referral source that Participant dealt with or gained knowledge of during employment to end or reduce business activities with the Corporation; or, (iv) for the benefit of a Competitor, solicits an employee of the Corporation that Participant worked with or was provided Confidential Information about in the Look Back Period to leave the employment of the Corporation, or assists a Competitor in hiring away any such employee of the Corporation. If Participant is offered a position with a Competitor while employed with the Corporation or within the twelve (12) month period immediately following termination of his or her employment, Participant shall provide written notice to the Corporation’s General Counsel, including adequate information about Participant’s new position to determine whether such position would likely lead to a violation of this Agreement and shall meet with the General Counsel or the General Counsel’s designee, if requested to do so, to try and resolve any disputes between the parties before beginning work in the new position.
As used above, a “Competitor” refers to any person or entity engaged in a business that provides products or services that would compete with or displace those of the Corporation. This is understood to include, by way of illustration and without limitation, any person or entity in the business of providing consumer, financial, and property data, analytics, and services to the real estate, property, mortgage, insurance, and financial services industries and government. The restrictions above are geographically limited in that they apply to activities that occur within or relate to the state where Participant resides and each additional state (or state-equivalent) within the United States and any other country where the Corporation does business or has demonstrable plans to do business as of the date of Participant’s Termination. The restrictions apply to activities undertaken by Participant on behalf of (or for the benefit of) a Competitor whether as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise. However, nothing in this Section 8 prohibits general advertising of a generic nature, such as “want ads” that are not targeted at the Corporation’s employees, or passive ownership of less than five percent (5%) of the equity securities of a publicly-traded company.
(d)    The avoidance of Detrimental Activities is a precondition to Participant’s entitlement to receive and retain the Restricted Stock Units awarded through this Agreement. Accordingly, unless otherwise prohibited from doing so by law, if Participant engages in Detrimental Activities the Corporation may cancel any outstanding awards and recover from Participant the Restricted Stock Units or their Fair Market Value at the time received by Participant (less taxes paid by Participant); provided, however, that the foregoing right of recovery shall expire three years after the last Lapse Date identified in the Notice of Restricted Stock Unit Grant. The foregoing shall be in addition to, and not in lieu of, the Corporation’s right to pursue and secure injunctive relief and/or an order of specific performance to enforce Participant’s agreement not to engage in Unfair Competition, and thereby prevent the irreparable harm to the Corporation that Participant acknowledges would occur if Participant engages in Unfair Competition.

(e)    A material purpose of this Agreement is to fully and finally resolve what is fair and reasonable to consider Unfair Competition. For this reason, Participant agrees not to pursue any legal claim or argument that the restrictions against Unfair Competition provided for in this Agreement are unreasonable or unenforceable as written. In the event the Unfair Competition restrictions are challenged and found unreasonable or unenforceable in any respect deemed material by the Corporation, the Corporation shall have the right to exercise an option to demand and receive the return to it of all Restricted Stock Units, or their Fair Market Value at the time received by Participant (less taxes paid by Participant), within thirty days of demand for repayment by the Corporation.
(f)    Nothing in this Agreement prohibits Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Participant does not need any prior authorization to make any such reports or disclosures and is not required to notify the Corporation of such reports or disclosures.
9.No Right to Continued Employment.

None of the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Corporation or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Corporation or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason. For the avoidance of doubt, this Section 9 is not intended to amend or modify any other agreement, including any employment agreement, that may be in existence between the Participant and the Corporation or any Subsidiary or Affiliate.
10.The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Administrator. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly, provided that the provisions of Section 6 (Delivery of Shares) of this Agreement shall control over any conflicting payment provisions of the Plan. The Plan and the prospectus describing the Plan can be found on Fidelity NetBenefits® at www.netbenefits.com under Plan Information and Documents. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Corporation at CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify.
11.Compliance with Laws and Regulations.

(a)    The Restricted Stock Units and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Administrator shall, in its discretion, determine to be necessary or applicable. Moreover, the Corporation shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Corporation determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Corporation shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Corporation.
(b)    It is intended that the Shares received in respect of the Restricted Stock Units shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Corporation, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Corporation may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Corporation deems appropriate to comply with Federal and state securities laws.
(c)    If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Corporation pursuant to this Agreement, an agreement (in such form as the Corporation may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Corporation, from counsel for or approved by the Corporation, as to the applicability of such exemption thereto.
12.Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Corporation's records.
13.Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included, except where this Agreement expressly provides to the contrary. In the event a restriction on Participant contained in this Agreement is deemed unenforceable because it is unreasonable or overbroad in time, scope, or geography, an enforcing court shall enforce the restriction to such lesser extent as would be reasonable and enforceable (and/or reform the restriction as necessary to do so), and shall not refuse to enforce the restriction in its entirety.
14.Other Plans.

The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Corporation or any Subsidiary or Affiliate. Restricted Stock Units and Dividend Equivalents shall not be deemed to be “Covered Compensation” under any other benefit plan of the Corporation.
15.    Vesting of Restricted Stock Units Contingent on Corporation Performance.
Notwithstanding any other provisions in this Agreement, except in the event of an acceleration of vesting pursuant to Section 4(a) or Section 5 of this Agreement, the Participant’s entitlement to the receipt of any Shares hereunder is contingent upon the Corporation’s achievement of net income (as defined in accordance with generally acceptable accounting principles) for 2019 of $62.5 million or more. Net income shall be determined without regard to (a) amortization related to acquired intangibles, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (e) any transformation, reorganization and restructuring program costs, (f) non-cash stock compensation, (g) extraordinary, unusual and/or nonrecurring items of gain or loss, and (h) foreign exchange gains and losses. The provisions of this Section 15 shall be a Business Criteria under the Plan, and shall be subject to all of the terms of the Plan applicable to Performance-Based Awards.
16.    Adjustments.
The Restricted Stock Units and the Shares underlying the Restricted Stock Units shall be subject to adjustment and conversion pursuant to the terms of Section 7.1 of the Plan.
17.    Tax Withholding.
Any payment or delivery of Shares pursuant to this Agreement shall be subject to the Corporation’s rights to withhold applicable Federal, state, local and non-United States taxes in accordance with Section 8.5 of the Plan.
18.    Section 409A.
The provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Code so as to avoid the imposition of any penalties, taxes or interest thereunder.

19.    Clawback.
The Restricted Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock Units or any Shares or other cash or property received with respect to the Restricted Stock Units (including any value received from a disposition of the Shares acquired upon payment of the Restricted Stock Units).
CORELOGIC, INC.

By:______________________________
Name: Frank Martell
Title: President and Chief Executive Officer

Date: [Grant Date]

Acknowledged and agreed as of the Date of Grant:

Printed Name:    [Participant Name]

Date:    [Acceptance Date]

NOTE: GRANT WILL BE ACCEPTED ELECTRONICALLY

APPENDIX A

Certain Definitions

“Affiliate” means any entity other than the Corporation and any Subsidiary that is affiliated with the Corporation through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Administrator.

“Cause” has the same meaning as in the Participant’s employment agreement with the Corporation, a Subsidiary or an Affiliate (if any) as in effect at the time of the Participant’s Termination, or if the Participant is not a party to such an employment agreement (or is not a party to such an employment agreement that contains a definition of “cause”), “Cause” means: (i) embezzlement, theft or misappropriation by the Participant of any property of any of the Corporation or its Affiliates; (ii) the Participant’s breach of any fiduciary duty to the Corporation or its Affiliates; (iii) the Participant’s failure or refusal to comply with laws or regulations applicable to the Corporation or its Affiliates and their businesses or the policies of the Corporation and its Affiliates governing the conduct of its employees or directors; (iv) the Participant’s gross incompetence in the performance of the Participant’s job duties; (v) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care; (vii) the Participant’s failure or refusal to perform the Participant’s job duties or to perform specific directives of the Participant’s supervisor or designee, or the senior officers or Board of Directors of the Corporation; or (viii) any gross negligence or willful misconduct of the Participant resulting in loss to the Corporation or its Affiliates, or damage to the reputation of the Corporation or its Affiliates.
“Change in Control” means the happening of any of the following after the date hereof:

(a)
The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Corporation immediately prior to such merger, consolidation, or other reorganization.

(b)	The sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or the complete liquidation or dissolution of the Corporation.

(c)
A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are directors of the Corporation immediately following the consummation of the transactions contemplated by the Separation and Distribution Agreement by and between the Corporation and the First American Financial Corporation dated June 1, 2010 (the “Separation Agreement”). “Incumbent Directors” shall also include directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation.

(d)
Any transaction as a result of which any person or group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Corporation representing at least thirty percent (30%) of the total voting power of the Corporation’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Subsidiary of the Corporation; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities increases to thirty percent (30%) or more as a result of the acquisition of voting securities of the Corporation by the Corporation which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities, a person that acquires directly from the Corporation securities of the Corporation representing at least thirty percent (30%) of the total voting power represented by the Corporation’s then outstanding voting securities.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.
For the avoidance of doubt, the consummation of any or all of the transactions in the Separation Agreement is not considered a Change in Control for purposes of this Agreement.
“Disability” means the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or continues for a continuous period of not less than twelve (12) months.
“Termination” means the time when the Participant ceases the performance of services for the Corporation, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, retirement, death or Disability, but excluding (a) a Termination where there is a simultaneous reemployment or continuing employment of the Participant by the Corporation, any Affiliate or Subsidiary, (b) at the discretion of the Administrator, a Termination that results in a temporary severance, and (c) at the discretion of the Administrator, a Termination of an employee of the Corporation that is immediately followed by the Participant’s service as a non-employee director of the Board.  Notwithstanding any other provisions of the Plan or this Agreement to the contrary, a Termination shall not be deemed to have occurred for purposes of any provision the Plan or this Agreement providing for payment or distribution with respect to an award constituting deferred compensation subject to Code Section 409A upon or following a termination of employment or services unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.